Fulton Financial
CORPORATION

               FOR IMMEDIATE RELEASE                                                                        Contact: Laura Wakeley
                   Office:    (717) 291-2616

Fulton Financial Corporation promotes
Roda to senior management role

(June 22, 2011) - LANCASTER, PA – Fulton Financial Corporation (Nasdaq:  FULT) today announced the promotion of Craig A. Roda, of Lancaster, PA, to its senior management team.

Roda is senior executive vice president of community banking and chairman and CEO of Fulton Bank, the corporation’s flagship bank, also based in Lancaster, PA.  In his new role as a member of senior management, he will retain these roles and also assume additional responsibility for the Corporation’s corporate services and marketing functions.

Roda joined Fulton Bank in 1979 and held a variety of positions in the retail banking area before being promoted to executive vice president of Retail Banking in 1996.  In 2001, he was named president and chief operating officer of Fulton Mortgage Company, a division of Fulton Bank.  In 2006, he was promoted to the position of president and CEO of Fulton Bank.  Effective February 1, 2009, Roda was named chairman and CEO of Fulton Bank and senior executive vice president/community banking for Fulton Financial Corporation.

Roda is a member of the James Street Improvement District board and executive committee.  He is council president and a member of the board of directors of the Pennsylvania Dutch Council, Boy Scouts of America.  Roda is a member of the Whitaker Center for Science and the Arts Board and also serves on the board of The Hamilton Club.  He is a past president of the Lancaster Housing Opportunity Partnership, and has served as past chairman of the board of Leadership Harrisburg Area, the Pennsylvania Bankers Association’s Credit Access Task Force Committee.  He has also held volunteer leadership positions with the United Ways of Lancaster County and the Capital Region.

Roda earned a Bachelor of Arts degree in Government from Franklin and Marshall College.  He is also a graduate of the Stonier Graduate School of Banking.

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